SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 22, 2016

NEW GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

WYOMING	333-179669	45-4349842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 East 17th Street, Suite 4217, Cheyenne, WY	82001
(Address of principal executive offices)	(Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (307) 633-9192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The following information is being released to shareholders of the Company:

June 16, 2016

Dear Shareholder:

Looking forward, the key to New Global Energy, Inc.'s success will be our commitment to best practices in the agriculture, aquaculture and health and wellness industries. As always, we continue to seek new and innovative ways to enhance our farming program so that we produce wholesome food and nutritional products that resonate with today's trends in healthy lifestyle choices and thereby enhance shareholder value. This letter provides an update on Company developments and how they project to impact revenue growth and profitability.

Our Tilapia are Huge

Tilapia season is in full swing and our market size tilapia now weigh in at an average of 1.5 lbs. each. This impressive weight is made possible by our farm's warm climate, ample fresh water, improved brood stock, and proprietary fish feeding methodology that includes our fish being fed nutrient rich algae which is a primary food source in their natural environment.

We believe that the size and color of our fish far surpass the competition and we are proud to have a strong and steady supply of approximately 4 million fish projected to produce an on-going revenue stream. It is also interesting to note that because our farms are located in California we enjoy a competitive advantage since other seafood companies are forbidden by law from bringing live tilapia into or out of the state.

We are pursuing our marketing program of delivering direct to market which has the dual benefit of being able to absorb the margin allocable to the fish broker and delivering direct also allows us to amplify our brand message to our buyers of premium quality and product purity.

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To further expand our tilapia operation, we are investigating ways to boost distribution such as a possible partnership with Amazon Marketplace to provide market to market delivery.

We have learned that certain demographic markets prefer whole fish versus filets and we will continue to take that into consideration as we ramp up distribution. We remain committed to becoming non-GMO certified, which is better for the land, the environment, animals and people and which commands price premiums and marketing benefits. We are presently pursuing the Certification process.

We are extremely pleased that the Coachella Valley Water District has approved the Thermal farm to receive canal water, which comes from the rapidly flowing Colorado River and contains more oxygen and minerals than well water. Construction of the new extension should be commenced soon that will make it possible for canal water to reach the Thermal farm; estimated completion of the project is 2-3 years. The land value of the farm is expected to significantly increase upon project completion.

The Moringa "Superfood" Opportunity

We recently announced a joint venture agreement with the world's largest Moringa farm located in Leon, Nicaragua, which is a 180-acre farm growing nutrient rich Moringa. We are preparing for the launch of Moringa Reserve, LLC to develop, operate, distribute and sell Moringa-based "superfood" products to U.S. retail markets. Development of branding and packaging is underway.

This new partnership is exciting because it provides us with enough Moringa to meet the demand of the orders that we anticipate for future distribution. The Nicaragua farm utilizes the best possible production methods and the owners have 20+ years of Moringa experience that has resulted in high quality product. The farm's land is extremely fertile and from volcanic origin and the fields are fertilized from compost made from the stems and trunks of the Moringa tree. The Moringa is all natural and organically grown without any chemicals.

In addition to retailing Moringa-based superfood products, we believe that Moringa can generate several additional significant revenue streams for the Company including Moringa based animal feed products and Moringa oil to be sold to the cosmetics industry.

Stock Price Considerations

Several of our shareholders have expressed concern about the price per share, which has fallen from recent highs. The Company continues to expand and improve its operations and technology providing what we believe is a strong base for significant growth. We have had some administrative delays due to changes in accounting treatments which have been reflected in our financial statements. We are making efforts to continue to build our accounting resources to help address the ever increasing complexity of the SEC reporting process.

A new $3.5 million 506c equity financing for New Global Energy is just recently begun to be offered through our investment banker, This $3.5 million cash infusion will support farm and operational improvements, product development and market expansion as well as providing additional working capital necessary to aggressively pursue its business plan.

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We remain confident that we will experience upward stock appreciation as the public continues to understand and follow New Global Energy.

For additional details, please follow our filings and press releases. We also send out a newsletter so include a mailing address and an email on our website contact page at www.newglobalenergy.net and we will add you to the distribution list.

Sincerely,

Perry D. West

Chief Executive Officer

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This correspondence contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of many factors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Global Energy, Inc

Date: June 22, 2016	By:	/s/ Perry Douglas West
Perry Douglas West
CEO

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